Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Epsilon Energy Ltd.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-232520) of Epsilon Energy Ltd. of our report dated March 23, 2022, relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K/A.

/s/ BDO USA, LLP

Houston, Texas

January 5, 2023

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.